Exhibit 10.13
Schedule 2.1(a)
Commitments1

Lender	Effective Date Commitment	IPO Effective Date Commitments	Effective Date Issuing Bank Sublimit
JPMorgan Chase Bank, N.A.	$100,000,000	$200,000,000	$68,000,000
Goldman Sachs Lending Partners LLC	$100,000,000	$200,000,000	$68,000,000
Bank of America, N.A.	$75,000,000	$150,000,000	$51,000,000
The Hongkong and Shanghai Banking Corporation Limited, Seoul Branch	$75,000,000	$150,000,000	N/A
Citicorp North America, Inc.	$50,000,000	$100,000,000	See footnote below
Deutsche Bank AG New York Branch	$37,500,000	$75,000,000	$25,500,000
UBS AG, Stamford Branch	$37,500,000	$75,000,000	$25,500,000
Mizuho Bank, Ltd. Seoul Branch	$25,000,000	$50,000,000	See footnote below
Total	$500,000,000	$1,000,000,000	$340,000,000
1 For the avoidance of doubt, each of Citicorp North America, Inc. and Mizuho Bank, Ltd. Seoul Branch shall not be Issuing Banks or required to issue any Letters of Credit until the requirements set forth in paragraph 1 of Schedule 5.15 are satisfied. Upon satisfaction of paragraph 1 of Schedule 5.15, the Issuing Bank Sublimit of any of the foregoing Specified Issuing Banks shall be its ratable portion of the Letter of Credit Sublimit then in effect (rounded to the nearest cent in the reasonable discretion of the Administrative Agent).

Schedule 5.15
Post-Closing Items

1. Within ten (10) Business Days after the Effective Date (or such longer period with respect to any Specified Issuing Bank as determined by the Administrative Agent in its sole discretion) (the expiration of such period with respect to any Specified Issuing Bank, a “Specified Issuing Bank Deadline”), (i) the Borrower shall use its reasonable efforts with respect to each of Citicorp North America, Inc., Mizuho Bank, Ltd. Seoul Branch and The HongKong and Shanghai Banking Corporation Limited, Seoul Branch (each, a “Specified Issuing Bank”) to satisfy any documentation or internal requirements of such Specified Issuing Bank to permit such Specified Issuing Bank to become an Issuing Bank under the Loan Documents and (ii) upon satisfaction of the preceding clause (i) with respect to any Specified Issuing Bank, Schedule 2.1(a) shall be restated to reflect such Specified Issuing Bank’s Issuing Bank Sublimit.
2. Within ten (10) Business Days after the Effective Date (or such longer period as determined by the Administrative Agent in its sole discretion), certain financial institutions that are Eligible Assignees (the “Post-Close Lenders”) may become Lenders and Issuing Banks holdings Commitments in an aggregate principal amount not to exceed $25,000,000 subject to (i) delivery of duly executed signature pages to the Credit Agreement, (ii) restatement of Schedule 2.1(a) to reflect the Commitments of the Post-Close Lenders, (iii) receipt by the Borrower and the Post-Close Lenders, as applicable, of all necessary approvals and consents (including, to the extent applicable, the approval of the Bank of Korea) and (iv) receipt of any fees and expenses in connection with the foregoing.
3. Within two (2) Business Days after the Effective Date, the Administrative Agent (for itself and the account of the Lenders) shall have received all fees and payments required pursuant to Section 4.1(k) of the Credit Agreement.
4. Within five (5) Business Days after the Effective Date, the Administrative Agent shall have received a copy of the file stamped report accepted by the Bank of Korea and not dated later than the date of the Credit Agreement.

Schedule 5.16

BANKING (EXPOSURE LIMITS) RULES
The information set out in this Schedule is for reference only. For further details, the Banking (Exposure Limits) Rules (Cap. 155S) may be accessed at
https://www.elegislation.gov.hk/hk/cap155S
The Borrower may be considered as related or connected to the HSBC Group if it is:
(a)a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;
(b)a relative of a director, employee, controller or minority shareholder controller, of a member of the HSBC Group;
(c)a firm, partnership or non-listed company in which a member of the HSBC Group or any of the following entities is interested as director, partner, manager or agent:
(i)a controller, minority shareholder controller or director of a member of the HSBC Group;
(ii)a relative of a controller, minority shareholder controller or director of a member of the HSBC Group; or
(d)a natural person, firm, partnership or non-listed company to whom a member of the HSBC Group has provided a financial facility if any of the following entities is a guarantor of the facility:
(i)a controller, minority shareholder controller or director of a member of the HSBC Group;
(ii)a relative of a controller, minority shareholder controller or director of a member of the HSBC Group.
Relevant definitions
1)A person has "control" if such person is:
(A)an indirect controller, that is, in relation to a company, any person in accordance with whose directions or instructions the directors of the company or of another company of which it is a subsidiary are accustomed to act; or
(B)a majority shareholder controller, that is, in relation to a company, any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, more than 50% of the voting power at any general meeting of the company or of another company of which it is a subsidiary, and "controller" means either an "indirect controller" or a “majority shareholder controller”.
2)"employee" includes permanent full time, permanent part-time, fixed-term full time, fixed-term part-time staff and international assignees.
3)"minority shareholder controller" in relation to a company, means any person who, either alone or with any associate or associates, is entitled to exercise, or control the exercise of, 10% or more, but not more than 50%, of the voting power at any general meeting of the company or of another company of which it is a subsidiary.
4)"relative" in relation to a natural person, means the following:
(A)a parent, grandparent or great grandparent;
(B)a step-parent or adoptive parent;
(C)a brother or sister;
(D)the spouse;
(E)if the person is a party to a union of concubinage—the other party of the union;
(F)a cohabitee;
(G)a parent, step-parent or adoptive parent of a spouse;
(H)a brother or sister of a spouse;
(I)a son, step-son, adopted son, daughter, step-daughter or adopted daughter; or
(J)a grandson, granddaughter, great grandson or great granddaughter.